EXHIBIT (12)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                       YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------    NINE MONTHS ENDED
                                                         1995        1996        1997        1998        1999     SEPTEMBER 30, 2000
                                                       --------    --------    --------    --------    --------   ------------------
                                                                           (In thousands, except ratio data)
EARNINGS:
Income from continuing operations
   before income taxes, minority
   interests and extraordinary items                    224,591     399,326     629,196     267,373     229,915         408,531
Less: Minority interests                                 45,135      54,003      72,469      77,468      86,469          75,343
                                                       --------    --------    --------    --------    --------         -------
Income from continuing operations before
   income taxes and extraordinary items                 179,456     345,323     556,727     189,905     143,446         333,188


ADJUSTMENTS:
  Non-recurring charges                                  73,102      78,905      15,875     587,313     448,605              --
  Fixed charges                                         122,786     118,429     130,956     171,492     201,056         181,178
  Capitalized interest expense                           (2,865)     (3,943)     (2,491)       (630)     (2,184)         (1,177)
                                                       --------    --------    --------    --------    --------         -------

Numerator -- earnings available
   for fixed charges                                    372,479     538,714     701,067     948,080     790,923         513,189
                                                       ========    ========    ========    ========    ========         =======

FIXED CHARGES:
Interest expense                                        109,656     101,367     112,529     148,163     176,652         161,880
Capitalized interest expense                              2,865       3,943       2,491         630       2,184           1,177
Interest component of rental expense                     10,265      13,119      15,936      22,699      22,220          18,121
                                                       --------    --------    --------    --------    --------         -------

Denominator -- fixed charges                            122,786     118,429     130,956     171,492     201,056         181,178
                                                       ========    ========    ========    ========    ========         =======

RATIO OF EARNINGS TO FIXED CHARGES                         3.03        4.55        5.35        5.53        3.93            2.83
                                                       ========    ========    ========    ========    ========         =======
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